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                                                                      EXHIBIT 21


                              [CELTRIX LETTERHEAD]


NEWS RELEASE


                  CONTACT:  Donald D. Huffman
                            Vice President, Finance and Administration
                            Chief Financial Officer
                            (408) 988-2500


                      CELTRIX REPORTS FIRST QUARTER RESULTS

        SANTA CLARA, CA -- July 23, 1998 -- For the first quarter ended June 30, 1998, Celtrix Pharmaceuticals, Inc. (Nasdaq: CTRX) reported revenues of $36,000, operating expenses of $3,564,000, and a net loss of $3,453,000, or $0.16 per share. These results were in line with management's expectations. At June 30, 1998, Celtrix had $4,538,000 in cash, cash equivalents and short-term investments.

        In comparison, revenues for the first quarter ended June 30, 1997 were $24,000, operating expenses were $3,553,000 and the net loss was $2,568,000, or $0.12 per share. Operating loss for the first quarter of 1998 was comparable to the same period last year; however, the net loss in the first quarter of 1997 included a gain on investment from the sale of Prograft Medical, Inc. securities coupled with higher interest income on higher cash, cash equivalents and short-term investments.

        Celtrix is a biopharmaceutical company developing novel therapeutics for seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging. The company's focus is on SomatoKine(R), a novel IGF-BP3 complex, for treatment of a broad range of metabolic disorders. SomatoKine is currently undergoing Phase II clinical testing for the treatment of severe osteoporosis (recovery from hip fracture), traumatic burns and diabetes. Other potential indications include protein wasting diseases associated with cancer, AIDS, advanced kidney failure and other life-threatening conditions. Celtrix has also licensed rights for development of another molecule, TGF-beta-2, to Genzyme Corporation for incorporation into its comprehensive program for tissue repair. Genzyme is currently in Phase II clinical testing using TGF-beta-2 for the treatment of dermal ulcers.

        This news release contains certain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with the continuation of the same observations in future clinical trials involving SomatoKine, as well as risks associated with future research, clinical study results, the regulatory approval process, competitive products and other factors which are listed from time to time in Celtrix's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent Celtrix's judgment as of the date of this news release.


                            -FINANCIAL CHARTS FOLLOW-

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                          CELTRIX PHARMACEUTICALS, INC.


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (unaudited)


                                                   Three Months Ended
                                                         June 30,
                                              -----------------------------
                                                 1998               1997
                                              ----------         ----------

Revenues:
    Product sales                             $       10         $       --
    Other revenues                                    26                 24
                                              ----------         ----------
                                                      36                 24
Costs and expenses:
    Research and development                       3,001              3,005
    General and administrative                       563                548
                                              ----------         ----------
                                                   3,564              3,553

                                              ----------         ----------
Operating loss                                    (3,528)            (3,529)

Interest income, net                                  75                224

Gain on sale of investment in
            Prograft Medical, Inc.                    --                737

                                              ----------         ----------
Net loss                                      $   (3,453)        $   (2,568)
                                              ==========         ==========

Basic and diluted net loss per share          $    (0.16)        $    (0.12)
                                              ==========         ==========

Shares used in basic and diluted
          per share computation                   21,061             20,985
                                              ==========         ==========


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                          CELTRIX PHARMACEUTICALS, INC.


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                    June 30,        March 31,
                                                                     1998             1998
                                                                  -----------      -----------
                                                                  (unaudited)
ASSETS

    Current assets:
       Cash, cash equivalents and short-term investments          $     4,538      $     7,913
       Receivables and other current assets                                31              219
                                                                  -----------      -----------
          Total current assets                                          4,569            8,132

    Property and equipment, net                                         6,757            7,062
    Intangible and other assets, net                                    2,724            2,682
                                                                  -----------      -----------
                                                                  $    14,050      $    17,876
                                                                  ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
       Accounts payable and accrued liabilities                   $     1,904      $     2,234
       Current portion of capital lease obligations                        --                8
                                                                  -----------      -----------
          Total current liabilities                                     1,904            2,242

    Deferred rent                                                         853              890

    Stockholders' equity                                               11,293           14,744
                                                                  -----------      -----------
                                                                  $    14,050      $    17,876
                                                                  ===========      ===========